EXHIBIT 19.1

LIGHTPATH TECHNOLOGIES, INC.

GUIDE FOR TRADING IN SECURITIES

BY EMPLOYEES, OFFICERS, AND DIRECTORS

Adopted by the Board of Directors on February 8, 2018

A. PURPOSE

This Guide for Trading in Securities by Employees, Officers, and Directors (this “Guide”) explains the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to the ownership, control, and trading of LightPath Technologies, Inc. (“LightPath,” “we,” “us,” or “our”) securities by our employees, officers, and directors. This Guide also includes our policies relating to LightPath securities held by officers, directors, and certain employees of LightPath and its subsidiaries.

We consider compliance with this Guide to be a matter of great importance. Anyone acting contrary to the letter or spirit of this Guide will be subject to discipline, including possible dismissal. We will seek restitution for any losses that we may suffer because of such violations.

B. TRANSACTIONS SUBJECT TO THIS GUIDE

This Guide applies to transactions in LightPath’s securities (collectively referred to as “LightPath Securities”), including shares of common stock, options to purchase shares of common stock, or any other type of securities that we may issue such as, but not limited to, preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by us, such as exchange-traded put or call options or swaps relating to LightPath Securities.

C. PERSONS SUBJECT TO THIS GUIDE

This Guide applies to all employees, officers, and directors of LightPath or its subsidiaries. In addition, this Guide applies to your family members who reside with you (including your spouse, children, and stepchildren), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in LightPath Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in LightPath Securities (collectively referred to as “Family Members”). This Guide does not apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members. This Guide also applies to any entities and other business associations that you influence or control, including partnerships, corporations, trusts, and estates (collectively referred to as “Controlled Entities”).

Transactions in LightPath Securities by your Family Members and Controlled Entities are treated for purposes of this Guide and applicable securities laws as if they are for your own account.

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D. INDIVIDUAL RESPONSIBILITY

We are committed to complying with all laws governing the conduct of our business and conducting our business in accordance with high ethical standards. It is important that you, your Family Members, and your Controlled Entities avoid even the mere appearance of improper conduct in dealing with material non-public information and in trading in LightPath Securities. We have worked hard over the years to establish a reputation for integrity and ethical conduct. We cannot afford to have our reputation damaged.

You are responsible for making sure that you, your Family Members, and your Controlled Entities comply with this Guide and applicable securities laws. In all cases, the responsibility for determining whether you are in possession of material non-public information rests with you, and any action on the part of LightPath or any employee, officer or director pursuant to this Guide (or otherwise) does not in any way constitute legal advice or insulate you or any other individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by LightPath for any conduct prohibited by this Guide or applicable securities laws.

E. SECTION 10(b) AND RULE 10b-5: INSIDER TRADING

1. Statement of Policy.

No employee, officer, or director of LightPath or its subsidiaries who is aware of material non-public information relating to LightPath, may, directly or indirectly through Family Members, Controlled Entities, or other persons or entities:

(i)	Engage in transactions in LightPath Securities, except as otherwise specified in this Guide under the headings “Permitted Transactions” and “Rule 10b5-1 Plans”;

(ii)

Disclose material non-public information to any other person for the purpose of allowing any other person to trade in LightPath Securities or recommend the purchase or sale of any LightPath Securities (even though the material non-public information that is the basis for the advice is not disclosed to that person);

(iii)

Disclose material non-public information to persons within LightPath whose jobs do not require them to have that information, or outside of LightPath to other persons, including, but not limited to, family, friends, business associates, investors, or consulting firms, unless any such disclosure is made in accordance with LightPath’s policies regarding the protection or authorized external disclosure of information regarding LightPath; or

(iv)	Assist anyone engaged in the above activities.

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No employee, officer, or director of LightPath or its subsidiaries (or any other person designated as subject to this Guide) who, in the course of working for us, learns of material non-public information about a company with which we do business, including our customers or suppliers, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Guide, except as specifically noted herein. For purposes of insider trading liability, it does not matter that a transaction may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that delaying the transaction until the material non-public information is disclosed or ceases to be material might cause the employee, officer, or director to incur a financial loss. The securities laws do not recognize any mitigating circumstances. Even the appearance of an improper transaction must be avoided.

Securities transactions that become the subject of scrutiny will be viewed after-the-fact with the benefit of hindsight. Before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight. If you have any doubts, you should contact the Chief Executive Officer (the “CEO”) or the Chief Financial Officer (the “CFO”) prior to engaging in a transaction or taking any other action to take advantage of, or to tip, material non-public information.

2. Definition of Material Information.

In general, information is considered “material” if a reasonable investor would consider the information important in a decision to buy, hold, or sell securities. Any information that could be reasonably expected to affect the price of the securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Common examples of information that may be regarded as material are:

•	projections of future earnings or losses;
•	changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•	negotiations concerning a merger, acquisition, tender offer, or other business combination transaction;
•	negotiations concerning or information regarding entry into a material agreement;
•	pending or proposed acquisitions or dispositions of a material amount of assets;
•	pending or proposed acquisitions or dispositions of subsidiaries;
•	corporate restructurings;
•	pending or proposed joint ventures;

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•	significant related party transactions;
•	changes in dividend policies;
•	declaration of a stock split;
•	equity or debt offerings;
•	bank borrowings or other financing transactions out of the ordinary course;
•	the establishment of a repurchase program for LightPath Securities;
•	changes in our pricing or cost structure;
•	major marketing changes;
•	changes in management;
•	significant new products or discoveries;
•	impending bankruptcy filings;
•	material changes in financial liquidity;
•	the gain or loss of a substantial customer or vendor;
•	restatement of financial statements;
•	significant legal exposure due to actual, pending, or threatened litigation;
•	changes in our auditors or a notification from our auditors that we may no longer rely on the auditors’ audit report; and
•	anything else that might have a meaningful effect on our financial statements or on the public’s perception of us.

3. Definition of Non-Public.

Information is considered non-public if it has not been fully disclosed. Disclosure of material information to the public generally means that the information has been widely disseminated. Information generally is considered widely disseminated if it has been disclosed in a filing with the SEC (such as LightPath’s Forms 10-K, 10-Q, or 8-K), a company press release to the national wire services, or publication of the information in a nationwide publication. More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally) or a discrete group of investors does not qualify as public disclosure.

In addition, to ensure adequate disclosure, sufficient time should be permitted to allow the securities markets an opportunity to digest the news. Generally, two full trading days following the date of the filing, release, or publication is regarded as sufficient for dissemination and interpretation of material information by the securities markets. So, for example, we were to make an announcement on a Monday, you should not trade in LightPath Securities until Thursday. Depending on the particular circumstances, we may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you have questions, or are in doubt, as to whether certain information is public, you should contact the CEO or the CFO for guidance prior to engaging in a transaction or taking any other action to take advantage of, or tip, material non-public information.

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4. Penalties.

Trading in LightPath Securities while in possession of material non-public information, even if the trade would have been made absent such information, may result in both civil and criminal liability. In addition, you may incur liability for passing material information to others who trade in LightPath Securities even though you do not trade in LightPath Securities.

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Individuals who trade on inside information or who provide (i.e., “tip”) information to others could face the following consequences:

(i)	a civil action brought by the SEC can result in a penalty of up to three times the profit gained or loss avoided;

(ii)	a criminal prosecution can result in a fine (no matter how small the profit) of up to $5 million and imprisonment for up to twenty (20) years;

(iii)	a civil action brought by a private plaintiff who contemporaneously traded in LightPath Securities can result in damages of up to the amount of the profit gained or the loss avoided; and

(iv)

the SEC has the authority to obtain a court order that bars a director or officer who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of a public company.

Additionally, a person who does not trade on inside information himself or herself, but who, at the time of the trade on inside information, directly or indirectly controlled the person who committed such a violation can also be subject to a civil penalty not to exceed the greater of $1 million or three times the profit gained or loss avoided as a result of the violation. Also, if the controlling person is an entity, the controlling person can be subject to a criminal penalty of up to $25 million.

F.ADDITIONAL PROHIBITED TRANSACTIONS

It is improper and inappropriate for any employee, officer, director, or other associate of LightPath to engage in short-term or speculative transactions involving LightPath Securities. It is our policy that such persons should not engage in any of the following activities with respect to LightPath Securities.

1. Trading in Securities on a Short-Term Basis.

Any LightPath Security purchased in the open market must be held for a minimum of six months, and ideally longer. This prohibition does not apply to stock option exercises or other transactions permitted by our Amended and Restated Omnibus Incentive Plan (the “Plan”) or other employee benefit plans. However, the shares acquired upon exercise of stock options are subject to the profit recovery rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described below. Accordingly, the sale of such shares could trigger a Section 16 violation if the sale occurs within six months of a non-exempt purchase of shares.

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2. Margin Accounts and Pledges of Securities.

You are prohibited from holding LightPath Securities in a margin account or otherwise pledging LightPath Securities as collateral for a loan. At the time of the purchase of LightPath Securities, you must pay the entire purchase price in cash and not “buy on margin” or rely on a margin loan from your broker. “Buying on margin” refers to the practice of borrowing money that is used to purchase securities. A “margin loan” is typically a loan from the broker to the customer to enable the customer to purchase securities, and the loan is collateralized by the securities and cash.

An exception to this prohibition may be granted where a person wishes to pledge LightPath Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to pledged securities. Any person who wishes to pledge LightPath Securities as collateral for a loan must submit a request for approval to the CFO at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Approval of any transaction is in the sole discretion of the CFO.

3. Short Sales.

Short sales of LightPath Securities are prohibited. A “short sale” is where a person does not actually own the securities sold. Instead, he or she borrows the securities to make delivery to the buyer, and later buys an identical number of shares on the open market to pay back the lender. In the case of officers and directors, short sales of LightPath Securities not only are in violation of this Guide, but also are illegal under the federal securities laws.

4. Buying or Selling Options.

Transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited. A purchase or sale in options on an exchange is, in effect, a bet on the short-term movement of the company’s stock price and, therefore, can create the appearance that a person is trading based on inside information. For example, a “put option” is an option contract that gives the owner the right to sell a specified amount of an underlying security at a specified price within a specified time. A “call option” gives the owner the right to buy shares.

5. Hedging Transactions.

Hedging transactions related to LightPath Securities are prohibited. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. This may result in you no longer having the same objectives as our other stockholders.

G. PERMITTED TRANSACTIONS

This Guide does not apply in the case of the following, except as specifically noted:

1. Stock Option Exercises.

This Guide does not apply to the exercise of an employee stock option acquired pursuant to the Plan, or to the exercise of a tax withholding right, if applicable, pursuant to which you have elected to have LightPath withhold shares subject to an option to satisfy tax withholding requirements. This Guide does apply, however, to any permitted sale of stock of a broker-assisted cashless exercise of an option, or any other market sale for the purchase of generating the cash needed to pay the exercise price of an option.

2. Restricted Stock Awards.

This Guide does not apply to the vesting of restricted stock, or the exercise of a tax withholding right, if applicable, pursuant to which you have elected to have LightPath withhold shares of common stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Guide does apply, however, to any market sale of restricted stock.

3. Employee Stock Purchase Plan.

This Guide does not apply to purchases of LightPath Securities in the employee stock purchase plan resulting from your periodic or lump sum contributions of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Guide does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of LightPath Securities purchased pursuant to the plan.

4. Bona Fide Gifts.

This Guide does not apply to bona fide gifts, unless you, when making the gift, have reason to believe that the recipient intends to sell the LightPath Securities while you are aware of material non-public information, or you are subject to the trading restrictions specified under the heading “Additional Procedures” and the sales by the recipient of LightPath Securities occur during a black out period.

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5. Other Similar Transactions.

Any other purchase of LightPath Securities from us or sales of LightPath Securities to us are not subject to this Guide.

H. ADDITIONAL PROCEDURES

1. General.

In addition to all other policies, procedures, laws, and regulations applicable to transactions by employees, officers, and directors in LightPath Securities, all transactions in LightPath Securities by (i) positions on Schedule A attached hereto, (as amended from time to time, “Schedule A”), which persons are deemed to, or likely have access to, material non-public information (referred to as “Probable Positions”), (ii) officers, (iii) directors, and (iv) their Family Members and Controlled Entities (collectively, “Covered Persons”), are generally prohibited unless prior clearance is received and such trading occurs during a trading window.

2. Prior Clearance Required.

All purchases and sales of LightPath Securities by Covered Persons must be approved in advance. For clearance or any proposed transaction, please submit the attached prior clearance approval form to the CFO attached hereto as Exhibit A. Under no circumstances can a trade be made while the holder is in possession of material non-public information. The requestor should also indicate whether he or she has effected any non-exempt “opposite way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

3. The “Trading Window Periods.”

Covered Persons are permitted to trade in LightPath Securities only during prescribed trading window periods. There are four trading window periods per year. Each trading window period begins on the third trading day after the public release by LightPath of its quarterly (or, in the case of the fourth quarter, annual) financial results and ends on the second to last day of the month such fiscal quarter ends. However, even during these trading windows, a Covered Person who is in possession of any material non-public information cannot trade in LightPath Securities until the information has been made publicly available or is no longer material. In addition, we may close a trading window if certain types of material non-public information regarding us (such as negotiations of mergers, acquisitions, or dispositions or new product developments) are pending and not publicly disclosed. If we impose a special black out period, we will notify our Covered Persons.

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The following table sets forth the approximate timing of “window periods,” which has been provided in order to assist Covered Persons in complying with this Guide. Covered Persons should provide this information to his or her broker in order to prevent unknowingly making open-market purchases and/or sales outside the designated window periods.

“Black Out Periods”	“Window Periods”
March 31 until 2 days after Form 10-Q is filed	3 days after Form 10-Q is filed until June 29
June 30 until 2 days after Form 10-K is filed	3 days after Form 10-K is filed until Sept. 29
Sept. 30 until 2 days after Form 10-Q is filed	3 days after Form 10-Q is filed until Dec. 30
Dec. 31 until 2 days after Form 10-Q is filed	3 days after Form 10-Q is filed until March 30

4. Approval of Trading Outside of Trading Windows.

Covered Persons may be permitted to trade outside of an open trading window, on a case-by-case basis, with the approval of the CFO, and with consultation from LightPath’s legal counsel if needed, upon a showing of unusual circumstances satisfactory to the CFO, and otherwise acceptable to LightPath’s legal counsel from the perspective of being in compliance with legal requirements.

An application form to be submitted for the consideration of hardship trades is attached hereto as Exhibit B.

I. RULE 10b5-1 PLANS

Rule 10b-5 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Guide must enter into a Rule 10b5-1 plan for transactions in LightPath Securities that meets certain conditions specified in the Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, LightPath Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Guide, a Rule 10b5-1 Plan must be approved by the CFO and meet the requirements of Rule 10b5-1 and the “Guidelines for Rule 10b5-1 Plans” attached hereto as Exhibit C. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

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Any Rule 10b5-1 Plan must be submitted for approval at least ten business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

J. POST-TERMINATION TRANSACTIONS

This Guide continues to apply to transactions in LightPath Securities even after termination of service to LightPath. If you are in possession of material non-public information when your service terminates, you may not trade in LightPath Securities until after that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in LightPath Securities upon the expiration of any black out periods or other LightPath-imposed trading restrictions applicable at the time of the termination of service.

K. SECTION 16

1. General.

Pursuant to Section 16 of the Exchange Act, we can recover any profit realized by an officer, director, or stockholder directly or indirectly beneficially owning more than 10% of LightPath Securities (each, a “Section 16 Reporting Person”) from any non-exempt purchase and sale (or sale and purchase) of LightPath Securities that occurs within a period of less than six months. Unlike liability for insider trading, Section 16 liability is automatic and does not depend upon the possession or use of material non-public information. For example, all open market purchases and sales of LightPath Securities occurring within a six-month period will be matched against each other and any profit resulting from that matching will belong to us. Certain types of transactions that are exempt from profit recovery under Section 16 are discussed below.

Each Section 16 Reporting Person is required to file certain reports with the SEC under Section 16. Timeliness in filing the required reports is critical.

2. Securities Covered by Section 16.

Section 16 applies to “equity securities,” which, in general, consist of stock and “derivative securities” (i.e., securities that give the holder a right to acquire shares of common stock, such as warrants). LightPath’s common stock is considered “equity securities” and warrants and stock options are examples of “derivative securities” for Section 16 purposes.

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The provisions of Section 16 apply to all LightPath equity securities “beneficially owned” by a Section 16 Reporting Person, even if the securities are not registered in such Section 16 Reporting Person’s name. Beneficial ownership is based upon whether a Section 16 Reporting Person has or shares a direct or indirect “pecuniary interest” in the subject LightPath Securities, which means a direct or indirect opportunity to profit from transactions in the securities. LightPath Securities held of record by a brokerage firm or bank as nominee for a Section 16 Reporting Person (usually said to be held in “street name”) are considered to be beneficially owned by such Section 16 Reporting Person. Section 16 Reporting Persons also are generally considered to be the beneficial owner of any securities held by his or her spouse, his or her minor children, and other immediate family members residing with such Section 16 Reporting Person (unless such Section 16 Reporting Person expressly disclaims beneficial ownership thereof). In addition, securities held by a trust or other entity may be considered to be beneficially owned by a Section 16 Reporting Person if such Section 16 Reporting Person or his or her immediate family members have certain relationships with or interests in the trust or other entity, including acting as a trustee or being a beneficiary thereunder.

3. Stock Option and Other Employee Plan Transactions.

With respect to stock options, there are three principal events that must be considered for Section 16 purposes: (i) the grant of a stock option, (ii) the exercise of a stock option, and (iii) the sale of the shares acquired upon exercise of the stock option.

The grant of a stock option is exempt from the profit recovery provisions of Section 16 provided certain requirements are met. The grant of a stock option under the Plan meets such requirements, and, thus, is exempt from Section 16 profit recovery. The exercise of a stock option is also exempt from the profit recovery provisions of Section 16. In addition, if a Section 16 Reporting Person uses previously held shares of common stock to exercise an option (a so-called “stock swap”), or have shares of common stock withheld to satisfy tax withholding requirements in a stock option exercise, the surrender or withholding of the shares of common stock is exempt from the profit recovery provisions of Section 16. Although grants or exercises of stock options under the Plan are exempt from profit recovery under Section 16, the grant or exercise of a stock option must be reported pursuant to Section 16.

The sale of shares of common stock that were acquired by exercising a stock option is not exempt from the profit recovery provisions. Accordingly, the sale of such shares could trigger a Section 16 profit recovery if the sale occurs within six months before or after a non-exempt purchase of shares. The sale of shares acquired by exercising a stock option must be reported pursuant to Section 16.

Transactions in securities indirectly held for Section 16 Reporting Persons in certain types of employee benefit plans are covered by Section 16; however, such transactions are exempt from the profit recovery provisions if certain requirements are met. However, such transactions must still be reported pursuant to Section 16.

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4. Warrants.

As with stock options, there are three principal events related to warrants that must be considered for Section 16 purposes: (i) the acquisition of the warrant, (ii) the exercise of the warrant, and (iii) the sale of the shares acquired by the warrant exercise.

The acquisition of a warrant is subject to the profit recovery provisions of Section 16. All warrant acquisitions must be reported pursuant to Section 16. The exercise of an in-the-money warrant is exempt from the profit recovery provisions of Section 16 but must still be reported pursuant to Section 16. The sale of shares that were acquired by the warrant exercise is not exempt from the profit recovery provisions, and such a sale would be matched with any non-exempt purchase occurring within six months before or after the sale. The sale of shares also must be reported pursuant to Section 16.

In the event that your warrants expire out-of-the-money or if you wish to sell unexercised warrants, please consult the CFO regarding your Section 16 obligations.

5. Gifts.

As long as a gift of shares is bona fide, it is an exempt transaction, and, thus, not subject to the Section 16 profit recovery provisions. However, a Section 16 Reporting Person could be exposed to Section 16 liability if such Section 16 Reporting Person makes a gift of shares to a Family Member or Controlled Entity and that donee sells the shares within six months. Thus, except in the case of gifts of shares to a public charity, it is recommended that Section 16 Reporting Persons have an understanding with the donee to obtain such Section 16 Reporting Person’s clearance prior to a sale of any gifted shares. Although exempt from profit recovery under Section 16, gifts must be reported pursuant to Section 16.

6. Section 16 Reporting.

There are three forms that are used to report transactions that are covered by Section 16 of the Exchange Act:

Form	Time For Filing	Number of Copies and Where Filed

Form 3	Within 10 business days after the date when the person first becomes a Section 16 Reporting Person	Filed via the EDGAR system

Form 4

Within 2 business days of the date in which a non-exempt transaction* has occurred.  This Form is also used to “exit” the Section 16 reporting system and is to be filed in the event of retirement, resignation, etc.

*Such as an open market purchase or sale.

Filed via the EDGAR system

Form 5	An annual report that must be filed no later than 45 days after the end of LightPath’s fiscal year and sets forth all items not previously reported throughout the year, including exempt transactions.	Filed via the EDGAR system

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Certain exempt transactions that normally would be reported in an annual Form 5 filing (such as gifts) may be voluntarily reported early in a Form 4 filing. It is our practice to report such transactions early on Form 4 to the extent possible under the circumstances.

7. LightPath’s Filing Procedures With Respect to Section 16 Officers and Directors.

Timeliness and accuracy in filing the required reports under Section 16 are critical. Although compliance with Section 16 requirements is the legal responsibility of each Section 16 Reporting Person, due to the importance of timely and accurately filed Section 16 reports, we have adopted certain procedures to assist Section 16 officers and directors with his or her filing obligations:

•	all Section 16 officers and directors will be asked to execute a power of attorney authorizing the CEO or the CFO to execute and file appropriate Section 16 reports on such officer’s or director’s behalf;

•	upon becoming a Section 16 officer or director, we will prepare a Form 3 for such officer’s or director’s review and upon approval will file the Form 3 with the SEC via EDGAR;

•	each Section 16 officer and director is required to contact the CFO promptly following any change in his or her beneficial ownership of LightPath Securities, even if such transaction is unapproved, made in error, or otherwise made in violation of this Guide;

•	upon notification by a Section 16 officer or director of a change in his or her beneficial ownership of LightPath Securities, the CFO will determine whether a Section 16 filing is required or should be filed voluntarily. If a filing is appropriate, a completed Form 4 or 5, as the case maybe, will be forwarded to such Section 16 officer or director for review; and

•	a Section 16 officer or director is required to confirm the accuracy of such Form 4 or 5, as the case may be, with the CFO by the close of business on the day such form was provided. If such confirmation has not been received by that time, the CEO or the CFO is authorized to execute such Section 16 filing on behalf of such officer or director and file the same with the SEC.

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L. RULE 144

1. General.

Sales of LightPath Securities by its “affiliates” are subject to specific regulations under the federal securities laws. Rule 144 promulgated under the Securities Act provides a “safe harbor” procedure under which certain sales by affiliates are permitted. Each officer and director is considered an “affiliate,” and, thus, each officer and director should comply with Rule 144 when selling LightPath Securities held either directly or beneficially.

To comply with Rule 144:

(i)	the sale of securities must be made in normal brokers’ transactions (or in transactions directly with a “market maker”);

(ii)

the number of shares of common stock sold in any three-month period (which may include shares held by others, such as donees, that are attributable to an affiliate) cannot exceed the greater of (A) 1% of the outstanding shares of common stock or (B) the average weekly reported volume of trading in the four calendar weeks preceding the transaction;

(iii)	LightPath must be current in its available public information;

(iv)	in most cases, the affiliate must have held the securities for at least six months prior to selling any such securities; and

(v)	the affiliate must file of a Form 144 notice if the amount of securities sold pursuant to Rule 144 exceeds 5,000 shares or $50,000 in any three-month period.

2. Rule 144 Procedures

If required, the Form 144 must be filed with the SEC and NASDAQ. The Form 144 can be filed with the SEC electronically via EDGAR or on paper. If the Form 144 is filed on paper, three copies, one of which must be manually signed, must be filed with the SEC and one copy must be filed with NASDAQ’s Market Surveillance Department. If the Form 144 is filed on EDGAR, generally NASDAQ treats this as being simultaneously filed with them. The broker used in the sale should be able to assist with the filing. The Form 144 should be filed concurrently with the placing of the “sell order” with the broker.

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A broker is likely to also request a Rule 144 representation letter. You should carefully read such representation letters before signing to ensure that the representations made are accurate.

M.QUESTIONS

For information or assistance on any of the matters set forth in this Guide, please contact the CEO or the CFO.

N.CERTIFICATION

All persons subject to this Guide must certify their understanding of, and intent to comply with, this Guide. A form of Certification is attached hereto as Exhibit D.

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SCHEDULE A

LIST OF PROBABLE POSITIONS

President & CEO

“C” suite positions

EVP, SVP, or VP level positions

Managing Director positions of Company Subsidiaries

Director level positions

Department manager positions

Manager of Optical Engineering Solutions

Program managers

Controller positions

Sales positions

–

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EXHIBIT A

LIGHTPATH TECHNOLOGIES, INC.

PRIOR CLEARANCE APPROVAL FORM

I, ____________________________, hereby seek prior clearance approval to engage in the following proposed transaction:

•	Proposed Trade Date:
•	Type and Amount of Security to be Traded:
•	Type of Trade (Purchase/Sale/Other):

I hereby further certify that I am not in possession of any “material non-public information” concerning LightPath Technologies, Inc. (the “Company”) (as defined in the Company’s Guide for Trading in Securities by Employees, Officers, and Directors), (ii) I have not effected any non-exempt “opposite way” transactions within the past six months, and (iii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.  I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date
REVIEW AND DECISION The undersigned hereby certifies that the Chief Financial Officer has reviewed the foregoing certification and ____ APPROVES ____ PROHIBITS the proposed trade(s).

CFO	Date

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EXHIBIT B

LightPath Technologies, Inc.

APPLICATION AND APPROVAL FOR TRADING BY COVERED PERSONS IN HARDSHIP SITUATIONS

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Reason(s) for Trading:

Signature	Date
REVIEW AND DECISION The undersigned hereby certifies that the Chief Financial Officer has reviewed the foregoing certification and ____ APPROVES ____ PROHIBITS the proposed trade(s).

CFO	Date

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EXHIBIT C

GUIDELINES FOR RULE 10B5-1 PLANS

            Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5.  In order to be eligible to rely on this defense, a person subject to the Guide for Trading in Securities by Employees, Officers, and Directors (the “Guide”) must enter into a Rule 10b5-1 plan for transactions in LightPath Securities (as defined in the Guide) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”).  If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, LightPath Securities may be purchased or sold without regard to certain insider trading restrictions.  In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material non-public information.  Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  The Rule 10b5-1 Plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Guide, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer and meet the requirements of Rule 10b5-1 and these guidelines.  Any Rule 10b5-1 Plan must be submitted for approval ten business days prior to the entry into the Rule 10b5-1 Plan.  No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•	You may not enter into, modify, or terminate a trading program during a black out period or while in possession of material non-public information.
•	All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
•	If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
•	If a trading program is terminated, you must wait until the commencement of the next trading window period (as set forth in the Guide) before a new Rule 10b5-1 plan may be adopted.
•	You may not commence sales under a trading program until at least 30 days following the date of establishment of a trading program. Any modification of a trading program must not take effect for at least 30 days from the date of modification.

Each director, officer, and other Section 16 insider understands that the approval or adoption of a preplanned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder.  If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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EXHIBIT D

CERTIFICATION

I certify that:

1.

I have read and understand LightPath’s Guide for Trading in Securities by Employees, Officers, and Directors (the “Guide”). I understand that the Chief Executive Officer and Chief Financial Officer are available to answer any questions I have regarding the Guide.

2.	Since the effective date of the Guide, or such shorter period of time that I have been an employee, officer, or director, as applicable, I have complied with the Guide.

3.	I will continue to comply with the Guide for as long as I am subject to the Guide.

Print name:

Signature:

Date:

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